Exhibit 99.1

CNET Networks Reports Fourth Quarter and Full Year 2005 Financial Results

- Company Posts Full Year Revenue of $353 million

- Interactive Revenue up 26% in 2005

SAN FRANCISCO, February 6, 2006 - CNET Networks, Inc. (Nasdaq: CNET) today reported results for the fourth quarter and fiscal year ended December 31, 2005.

“Throughout 2005, we consistently delivered on our key growth objectives, including 26 percent interactive revenue growth, increasing profit margins, and strong free cash flow generation,” said Shelby Bonnie, chairman and chief executive officer of CNET Networks. “As we enter 2006, our authentic brands like CNET, GameSpot, TV.com, Webshots and TechRepublic have great momentum in engaging the kinds of passionate and influential audiences that brand marketers want to reach.”

•	Total revenues for the fourth quarter equaled $107.4 million, a 20 percent increase compared to revenues of $89.2 million for the same period of 2004.

•	Interactive revenue increased 25 percent to $100.2 million in the fourth quarter versus $80.1 million in the same period of 2004.

•	Operating income before depreciation, amortization and asset impairment was $32.2 million, a 57 percent increase compared to $20.5 million during the fourth quarter of 2004.

•	The profit margin of operating income before depreciation, amortization and asset impairment increased to 30 percent from 23 percent during the fourth quarter of 2004.

•	On a reported basis and including non-cash asset impairment charges, operating income equaled $22.3 million during the fourth quarter of 2005 compared to operating income of $5.3 million in the year ago quarter. Excluding non-cash asset impairment charges, operating income equaled $25.2 million in the fourth quarter of 2005 compared to $14.3 million for the same period of 2004.

•	Net cash provided by operating activities for the fourth quarter of 2005 was $9.8 million, up from $1.4 million in the fourth quarter of 2004. Free cash flow for the fourth quarter of 2005 was $1.6 million. Free cash flow is defined as cash flow from operating activities less capital expenditures.

•	Excluding non-cash asset impairment charges and gains on investments, net income for the fourth quarter of 2005 was $24.5 million, or $0.15 per diluted share, compared to $14.6 million, or $0.09 per diluted share, during the same period of 2004. On a reported basis, net income for the fourth quarter of 2005 was $22.9 million, or $0.14 per diluted share. This compares with net income of $9.2 million, or $0.06 per diluted share during the fourth quarter of 2004.

Financial highlights for the year ended December 31, 2005 are as follows:

•	Total revenues for full year 2005 equaled $353.0 million, a 21 percent increase compared to revenues of $291.2 million for full year 2004.

•	Interactive revenue increased 26 percent to $324.1 million in 2005 versus $256.2 million in 2004.

•	Operating income before depreciation, amortization and asset impairment was $68.3 million, a 92% percent increase compared to $35.5 million during the year ended December 31, 2004.

•	The profit margin of operating income before depreciation, amortization and asset impairment increased to 19 percent from 12 percent during 2004.

•	On a reported basis and including non-cash asset impairment charges, operating income equaled $29.4 million in 2005 compared to $1.2 million in 2004. Excluding non-cash asset impairment charges, operating income equaled $41.3 million in 2005 compared to operating income of $10.1 million in 2004.

•

Net cash provided by operating activities for the year ended December 31, 2005 was $45.0 million, up from $11.1 million in the same period of 2004. Free cash flow for the full year 2005 was $19.9 million. Free cash flow is defined as cash flow from operating activities less capital expenditures.

•	Excluding non-cash asset impairment charges and investment gains, net income for the full year 2005 was $39.8 million, or $0.26 per diluted share, compared to net income of $10.6 million, or $0.07 per diluted share, in the previous year. On a reported basis, net income for the full year 2005 was $27.7 million, or $0.18 per diluted share. This compares to net income of $11.7 million, or $0.08 per diluted share, in 2004.

Business Review

“Consumer expectations are changing and at the same time driving media to quickly evolve towards a more digital, interactive format. In this changing environment, marketers are forced to look for new and more innovative ways to reach their target audiences. With authentic brands that engage the most passionate and influential users, CNET Networks is well positioned to benefit from this shift,” said Bonnie.

•	CNET Networks’ global network of Internet properties reached an average of 116.1 million unique monthly users during the fourth quarter of 20051, an increase of 13 percent from the fourth quarter of 2004. Average daily page views increased to over 103.6 million during the fourth quarter[1], up 22 percent from the year-ago quarter.

•	CNET Networks today announced the sale of its Computer Shopper magazine business to SX2Media Labs LLC, a new company formed by David Sills and Stonybrook Capital. The transaction is effective immediately and financial terms were not disclosed. Following the transaction, CNET Networks’ only remaining print business will be in Asia.

•	During 2005, CNET Networks continued to build out its authentic brands and add new sites, with the goal of deepening its relationship with existing users and attracting new audiences. Highlights during the year include:

•	CNET Networks extended its games and entertainment category with the launch of TV.com in June. TV.com provides in-depth coverage on 15,000 TV series from the first years of television to today, engaging series fans in dialogues about their favorite shows, episodes and actors, and the latest news. The site exemplifies CNET Networks’ strength in launching sites that create rich interactive experiences in new categories. Since launch, the site has grown steadily, with a significant increase in traffic and over 2.2 million individual ratings of shows, specific episodes, and celebrities. TV.com has enabled the company to establish relationships with a wider range of marketers, including HBO, The Learning Channel (TLC), and NBC. TV.com joins GameSpot and MP3.com to offer an outstanding marketing platform for general consumer advertisers.

•	Throughout the year, CNET Networks’ CNET-branded properties continued to extend their content coverage and introduce services and features designed to deepen user engagement. Examples include:

•

CNET was a recognized leader and authoritative source at the 2006 Consumer Electronics Show in Las Vegas. Prior to the show, CNET was selected by the Consumer Electronics Association (CEA) to produce and judge the “Best of CES” Awards. This event was a success, drawing in significant interest from users as well as show attendees. During CES this year, CNET experienced a 60 percent increase in visitors to its editorial coverage of the show as compared to the previous year.

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•	CNET News.com introduced a successful site redesign broadening its scope of coverage to encompass all things digital, and introducing news filtering tools that give readers multiple ways to track the information they value most.

•	In November, CNET.com launched “My Products,” a free service that gives consumers an easy way to catalogue, track, and find manuals, warranty and other valuable information on the products they own.

•	CNET Networks’ business sites, including ZDNet, TechRepublic, and BNET, attract business leaders throughout the enterprise. During 2005, these sites continued to innovate and expand the overall content experience.

•	By collaborating with its users to bring a different kind of work experience to the Web, TechRepublic experienced a significant increase in audience reach and loyalty. New personalization features and tools driving this growth include content registration, personalized alerts, and public bookmarking.

•	CNET Networks has leveraged TechRepublic’s expanding relationship with its users to further customize content delivery and enhance the relevance of targeted marketing programs across all of its business properties.

•	Usage of Webshots, a leading photo-sharing community, increased significantly during the year. For example, its library of more than 330 million uploaded photos is nearly five times larger today than it was when the company acquired Webshots in mid-2004. In addition, Webshots continues to grow and attract new marketing partners, including Kraft Foods and General Mills.

•	During 2005, CNET Networks made significant progress in its efforts to expand its customer base and add new advertiser segments across the network. Due to the company’s focus on diversifying its customer base, it ended 2005 with 54 of the Ad Age Top 100 US advertisers as customers. In addition, 96% of the Ad Age Top 100 advertisers that did business with the company in 2004 remained customers in 2005. Consumer advertisers in 2005 include General Motors, Visa and General Electric on the company’s CNET-branded properties, and McDonald’s, Pepsi, and Toyota on its games and entertainment properties including GameSpot, MP3.com and TV.com.

•	During the fourth quarter, CNET Networks properties maintained momentum in winning prestigious awards and recognition. For example, CNET News.com’s reporting team won an Excellence in Journalism awards from the Society of Professional Journalists, in the Online Breaking News, Online Features, and In-Depth Reporting categories.

Business Outlook

As a result of the sale of Computer Shopper magazine, publishing revenues are not expected to be material contributor to total revenues. Accordingly, beginning in the first quarter of 2006, CNET Networks will no longer report publishing revenues as a separate line item on its Income Statement or as part of its business outlook.

For the first quarter of 2006, management anticipates total revenues of $83 million to $87 million. Including $5.0 million to $5.5 million in stock compensation expense, management estimates an operating loss between $5.3 million and $1.8 million during the first quarter. Management expects operating income before depreciation, amortization and stock compensation expense of between $8 million and $11 million for the quarter. Excluding stock compensation expense of $0.03 per diluted share, the company anticipates first quarter earnings per diluted share to be in the range of a loss of $0.01 to profit of $0.01. Including stock compensation expense, earnings per share is expected to be in the range of a loss of $0.04 to a loss of $0.02 in the first quarter. This guidance does not include the potential impact of the finalization of the accounting for the sale of Computer Shopper magazine concluded on February 2, 2006, which could result in a gain or loss on sale in the first quarter. This guidance does not include (a) the financial results of Computer Shopper magazine for the period prior to its sale on February 2, 2006, or (b) any gain or loss on sale resulting from the finalization of the accounting for the sale. The company expects to account for Computer Shopper as a discontinued operation beginning on January 1, 2006, and as a result these items will not be reflected in operating income but will be reflected in reported net income and earnings per share.

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For the full-year 2006, management is estimating total revenues will be in the range of $395 million and $407 million. Including $22 million to $24 million in stock compensation expense, management estimates operating income between $34.1 million and $46.1 million during 2006. Management expects operating income before depreciation, amortization and stock compensation expense to be between $91 million and $101 million. Excluding stock compensation expense of $0.14 per diluted share, earnings per diluted share is expected to be in the range of $0.32 and $0.39 for the year. Including stock compensation expense, earnings per share is expected to be in the range of $0.18 to $0.25 for the year.

More detailed guidance, as well as a table that reconciles operating income (loss) before depreciation, amortization, and asset impairment guidance to operating income (loss) guidance can be found on the “Guidance to the Investment Community” sheet that accompanies this press release.

Conference Call and Webcast

CNET Networks will host a conference call to discuss its fourth quarter and full year 2005 financial results and business outlook beginning at 5:00 pm ET (2:00 pm PT), today, February 6, 2006. To listen to the discussion, please visit http://ir.cnetnetworks.com and click on the link provided for the webcast conference call or dial (800) 344-1035 (international dial-in: (706) 679-3076). A replay of the conference call will be available via webcast at the URL listed above or by calling (800) 642-1687 (international dial-in: (706) 645-9291) and entering the conference ID number 4661126. The company’s past financial news releases, related financial and operating information, and access to all Securities and Exchange Commission filings, can also be accessed at http://ir.cnetnetworks.com.

Safe Harbor

This press release and its attachments include forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements include the statements under the sections entitled “Business Outlook” and “Guidance to the Investment Community” which sets forth our estimated financial performance for the first quarter and full year of 2006, and statements regarding our growth prospects and expectations regarding the future success of our products and services. In addition, management expects to provide forward-looking information statements on the conference call to be held shortly following the issuance of this release, which are also subject to risks and uncertainties that could cause actual results to differ materially. The forward-looking statements in this release and on the conference call are identified by the words “expect,” “estimate,” “target,” “believe,” “goal,” “anticipate,” “intend” and similar expressions or are otherwise identified in the context in which they are made as being forward-looking. These statements are only effective as of the date of this release and we undertake no duty to publicly update these forward-looking statements, whether as a result of new information, future developments or otherwise. The risks and uncertainties that could cause actual results to differ materially from those projected include: a lack of growth or a decrease in marketing spending on the Internet due to failure of marketers to adopt the Internet as an advertising medium at the rate that we currently anticipate; a lack of growth or decrease in marketing spending on CNET Networks’ properties in particular, which could be prompted by competition from other media outlets, both on and off the Internet, dissatisfaction with CNET Networks’ services, or economic difficulties in our clients’ businesses; an increase in the competitiveness of the market for qualified employees or changes in our stock price or volatility, both of which could increase our estimated stock compensation expenses for 2006; economic conditions such as weakness in corporate or consumer spending, which could prompt a reduction in overall advertising expenditures or expenditures specifically on our properties; the failure of existing advertisers to meet or renew their advertising commitments as we anticipate, which would cause us to not meet our financial projections; the failure to attract advertisers outside of our traditional technology and consumer electronics categories, which would cause us to not meet our financial projections; a continued decline in revenues from our print publications as advertising dollars shift to other media; the acquisition of businesses or the launch of new lines of business, which could decrease our cash position, increase operating expense, and dilute operating margins; an increase in intellectual property licensing fees, which could increase operating expense, including amortization; the risk of future impairment of our intangible assets, goodwill or investments based on a decline in our business or investments; an increase in the competitiveness of the market for qualified employees or changes in our stock price or volatility, both of which could increase our estimated stock compensation expenses for 2006; and general risks associated with our business. For risks about CNET Networks’ business, see its Annual Form 10-K for the year

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ended December 31, 2004 and subsequent Forms 10-Q and 8-K, including disclosures under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” which are filed with the Securities and Exchange Commission and are available on the SEC’s website at www.sec.gov.

About CNET Networks, Inc.

CNET Networks, Inc. is a worldwide media company and creator of content environments for the interactive age. CNET Networks takes pride in being “a different kind of media company,” creating richer, deeper interactive experiences by combining the wisdom and passion of users, marketers and its own expert editors. CNET Networks’ leading brands – such as CNET, GameSpot, MP3.com, Webshots, and ZDNet – focus on the personal technology, entertainment, and business technology categories. The company has a strong presence in the US, Asia and Europe.

Investor Relations Contact:	Media Contact:
Cammeron McLaughlin	Martha Papalia
(415) 344-2844	(617) 225-3340
cammeron.mclaughlin@cnet.com	martha.papalia@cnet.com

[1]	CNET Networks October 2005 - December 2005 (internal log data)

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Consolidated Statements of Operations

Unaudited

(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Revenues
Interactive	$100,181	$80,146	$324,107	$256,245
Publishing	7,246	9,066	28,844	34,911

Total revenues	107,427	89,212	352,951	291,156
Operating expenses:
Cost of revenues	42,184	39,145	161,462	144,312
Sales and marketing	20,853	19,188	79,136	73,268
General and administrative	12,180	10,373	44,097	38,105
Depreciation	4,458	4,491	16,971	19,432
Amortization of intangible assets	2,522	1,761	10,001	5,895
Asset impairment	2,940	8,931	11,897	8,931

Total operating expenses	85,137	83,889	323,564	289,943
Operating income	22,290	5,323	29,387	1,213
Non-operating income (expense):
Realized gains on investments	1,345	3,514	1,913	16,605
Impairment of privately held investments	—	—	(2,083)	(1,753)
Interest income	730	496	1,989	1,872
Interest expense	(764)	(731)	(3,086)	(6,149)
Other	113	220	(179)	(136)

Total non-operating income (expense)	1,424	3,499	(1,446)	10,439

Income before income taxes	23,714	8,822	27,941	11,652
Income tax expense (benefit)	769	(405)	248	(33)

Net income	$22,945	$9,227	27,693	$11,685

Basic net income per share	$0.15	$0.06	0.19	$0.08

Diluted net income per share	$0.14	$0.06	0.18	$0.08

Shares used in calculating basic net income per share	148,598,149	143,973,980	146,062,544	143,289,458
Shares used in calculating diluted net income per share	164,316,237	159,090,390	153,120,122	150,313,734

Consolidated Balance Sheets

Unaudited

(in thousands, except share data)

	December 31, 2005	December 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$55,895	$29,560
Investments in marketable debt securities	41,591	22,193
Accounts receivable, net	85,312	66,712
Other current assets	13,299	15,155

Total current assets	196,097	133,620
Restricted cash	2,248	19,774
Investments in marketable debt securities	12,432	22,199
Property and equipment, net	56,891	48,989
Other assets	18,465	21,722
Intangible assets, net	37,113	34,756
Goodwill	131,694	126,287

Total assets	$454,940	$407,347

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,330	$6,903
Revolving credit facility	—	5,000
Accrued liabilities	50,887	61,992
Current portion of long-term debt	2,652	4,007

Total current liabilities	61,869	77,902
Non-current liabilities:
Long-term debt	139,114	135,614
Other liabilities	794	252

Total liabilities	201,777	213,768
Stockholders’ equity:
Common stock; $0.0001 par value; 400,000,000 shares authorized; 150,195,258 outstanding at December 31, 2005 and 144,455,283 outstanding at December 31, 2004	15	14
Additional paid-in-capital	2,752,208	2,719,576
Accumulated other comprehensive loss	(13,394)	(12,652)
Treasury stock, at cost	(30,453)	(30,453)
Accumulated deficit	(2,453,213)	(2,482,906)

Total stockholders’ equity	253,163	193,579

Total liabilities and stockholders’ equity	$454,940	$407,347

Statements of Cash Flows

Unaudited

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Cash flows from operating activities:
Net Income	$22,945	$9,227	$27,693	$11,685
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,980	6,252	26,972	25,327
Asset impairments	2,940	8,931	11,897	8,931
Asset disposals	91	154	133	433
Loss on debt retirement	—	—	—	950
Noncash interest expense	(1)	150	290	733
Allowance for doubtful accounts	587	715	1,391	3,513
Deferred taxes	—	153	—	153
Equity losses in investees	74	—	382	—
Gain on sale of marketable securities and privately held investments	(1,345)	(3,514)	(1,913)	(16,605)
Loss on impairment of privately held investments	—	—	2,083	1,753
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(22,667)	(16,460)	(19,580)	(14,463)
Other assets	590	(2,043)	1,604	(2,453)
Accounts payable	905	376	1,415	(1,875)
Accrued liabilities	(1,433)	(2,605)	(7,329)	(5,384)
Other long-term liabilities	104	57	(60)	(1,575)

Net cash provided by operating activities	9,770	1,393	44,978	11,123

Cash flows from investing activities:
Purchase of marketable debt securities	(27,223)	(7,139)	(58,803)	(40,108)
Proceeds from sale of marketable debt securities	10,639	7,558	54,049	47,522
Proceeds from sales of investments in privately held companies	1,345	4,782	1,913	18,022
Release of restrictions on cash	2,326	—	12,526	—
Investments in privately held companies	(175)	(1,618)	(1,934)	(2,600)
Net cash paid for acquisitions	(9,181)	(10,814)	(25,105)	(75,635)
Capital expenditures	(8,135)	(3,579)	(25,109)	(14,214)

Net cash used in investing activities	(30,404)	(10,810)	(42,463)	(67,013)

Cash flows from financing activities:
Payments received on stockholders’ notes	—	—	—	137
Net proceeds from issuance of convertible notes	—	—	—	120,800
Proceeds from revolver borrowings	—	5,000	—	5,000
Net proceeds from employee stock purchase plan	356	310	1,266	1,032
Net proceeds from exercise of options	6,591	4,227	29,417	8,874
Principal payments on borrowings	—	(57)	(5,873)	(114,032)

Net cash provided by financing activities	6,947	9,480	24,810	21,811

Net increase (decrease) in cash and cash equivalents	(13,687)	63	27,325	(34,079)
Effect of exchange rate changes on cash and cash equivalents	(263)	379	(990)	(2,274)
Cash and cash equivalents at the beginning of the period	69,845	29,118	29,560	65,913

Cash and cash equivalents at the end of the period	$55,895	$29,560	$55,895	$29,560

Business Segments

Unaudited

(in thousands)

CNET’s primary areas of measurement and decision-making include two principal business segments. CNET has determined that its business segments are U.S. Media and International Media. U.S. Media consists of an online network focused on three content categories: personal technology, games and entertainment and business technology. International Media includes the delivery of online technology information and several technology print publications in non-U.S. markets. Management believes that segment operating income (loss) before depreciation and amortization and asset impairment expenses is an appropriate measure of evaluating the operating performance of the company's segments. However, segment operating income (loss) before depreciation and amortization and asset impairment expenses should not be considered a substitute for operating income, cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles.

	U.S. Media	International Media	Other (1)	Total
Three Months Ended December 31, 2005
Revenues	$87,073	$20,354	$—	$107,427
Operating expenses	59,019	16,198	9,920	85,137

Operating income	$28,054	$4,156	$(9,920)	$22,290

Three Months Ended December 31, 2004
Revenues	$70,553	$18,659	$—	$89,212
Operating expenses	52,471	16,235	15,183	83,889

Operating income	$18,082	$2,424	$(15,183)	$5,323

Year Ended December 31, 2005
Revenues	$287,189	$65,762	$—	$352,951
Operating expenses	221,564	63,131	38,869	323,564

Operating income	$65,625	$2,631	$(38,869)	$29,387

Year Ended December 31, 2004
Revenues	$234,959	$56,197	$—	$291,156
Operating expenses	198,027	57,658	34,258	289,943

Operating income (loss)	$36,932	$(1,461)	$(34,258)	$1,213

(1)	For the three months ended December 31, 2005, Other represents operating expenses related to depreciation of $4,458, amortization of $2,522 and asset impairments of $2,940. For the three months ended December 31, 2004, Other represents operating expenses related to depreciation of $4,491, amortization of $1,761 and asset impairments of $8,931.

For the year ended December 31, 2005, Other represents operating expenses related to depreciation of $16,971, amortization of $10,001 and asset impairments of $11,897. For the year ended December 31, 2004, other represents operating expenses related to depreciation of $19,432, amortization of $5,895 and asset impairments of $8,931.

Quarterly Statistical Highlights

Unaudited

	Q4-05	Q3-05	Q2-05	Q1-05	Q4-04
Total Quarterly Revenue ($mm)	$107.4	$86.3	$84.5	$74.7	$89.2
Revenue Distribution (%) (a)
Marketing Services	84%	79%	80%	78%	79%
Licensing, Fees and User	9%	12%	11%	14%	11%
Publishing	7%	9%	9%	8%	10%
Advertiser Metrics
CNET Networks Top 100 US Advertisers’ Renewal Rate (Q-to-Q)	100%	97%	95%	97%	96%
CNET Networks Top 100 US Advertisers’ % of Network Revenue	55%	55%	55%	56%	54%
Select Business Metrics
Network Unique Users (mm)	116.1	110.1	115.1	105.9	103.0
Network Average Daily Page Views (mm)	103.6	99.4	97.7	94.7	85.0
Balance Sheet Highlights ($mm)
Cash	$55.9	$61.8	$42.2	$34.9	$29.5
Marketable Debt Securities	54.1	46.3	32.1	42.3	44.4
Restricted Cash	2.2	4.6	19.8	19.8	19.8

Total Cash and Equivalents	$112.2	$112.7	$94.1	$97.0	$93.7
Total Debt	$141.8	$141.3	$146.4	$146.5	$144.6
Days Sales Outstanding (DSO)	71	66	67	72	67

(a)	Revenue distribution definitions are as follows:

Marketing Services - sales of advertisements on our Internet network through impression-based and activity-based advertising.

Licensing, Fees and User- licensing our product database, online content, subscriptions to online services, and other paid services.

Publishing - sales of advertisements in our print publications, subscriptions and newsstand sales of publications, and custom publishing services.

Guidance to the Investment Community

$ in millions, except per share	Q4-05 Actual	Q1-06 estimate Low - High	FY 2006 estimate Low - High
Total Revenues	$107.4	$83.0 -$87.0	$395.0 - $407.0

Operating income before depreciation, amortization and stock compensation expense	$32.2	$8.0 - $11.0	$91.0 - $101.0

Depreciation expense	($4.5)	($5.0)	($23.4)

Amortization expense	($2.5)	($2.8)	($10.5)

Impairment of assets	($2.9)	—	—

Stock compensation expense	—	($5.5) - ($5.0)	($24.0) - ($22.0)

Operating income	$22.3	($5.3) - ($1.8)	$33.1 - $45.1

Interest expense, net	$0.0	($0.2)	($0.8)

Other income (expense)	$1.4	($0.1)	($0.4)

Tax benefit (expense)	($0.8)	($0.7)	($3.0)

GAAP EPS (including stock compensation expense)	$0.14	($0.04) - ($0.02)	$0.18 - $0.25

Pro forma EPS (excluding stock compensation expense)	$0.14	($0.01) - $0.01	$0.32 - $0.39

Note: Q106 and FY06 guidance reflects the adoption of FAS 123R.

Note: This guidance does not include (a) the financial results of Computer Shopper magazine for the period prior to its sale on February 2, 2006, or (b) any gain or loss on sale resulting from the finalization of the accounting for the sale. The company expects to account for Computer Shopper as a discontinued operation beginning on January 1, 2006, and as a result these items will not be reflected in operating income but will be reflected in reported net income and earnings per share.

Operating Income Reconciliation

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Operating income before depreciation, amortization and asset impairment	$22,290	$5,323	$29,387	$1,213
Asset impairment	2,940	8,931	11,897	8,931

Operating income before asset impairment	25,230	14,254	41,284	10,144
Depreciation	4,458	4,491	16,971	19,432
Amortization of intangible assets	2,522	1,761	10,001	5,895

Operating income before depreciation, amortization and asset impairment	$32,210	$20,506	$68,256	$35,471

The company believes that “operating income before depreciation, amortization and asset impairment” is useful to management and investors in evaluating the current operating performance of the company, since depreciation and amortization include the impact of past transactions and costs that are not necessarily directly related to the current underlying capital requirements or performance of the business operations. Management refers to “operating income before depreciation, amortization and asset impairment” to compare historical operating results, in making operating decisions and for planning and compensation purposes. A limitation associated with this measure is that it does not reflect the costs of certain capitalized tangible and intangible assets used in generating revenue. Management evaluates the costs of these assets through other financial measures such as capital expenditures. “Operating income before depreciation, amortization and asset impairment” should be considered in addition to, and not as a substitute for, other measures of financial performance prepared in accordance with US GAAP.

Reconciliation of Net Gain (Loss) from Unusual Items

(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Net income	$22,945	$9,227	$27,693	$11,685

Unusual Items:
Asset impairment (1)	$2,940	$8,931	$11,897	$8,931
(Gain) Loss on privately held investments (2)	(1,345)	(3,514)	170	(14,852)
Accelerated depreciation (3)	—	—	—	3,513
Foreign currency gain (3)	—	—	—	(1,720)
Prepayment penalty (4)	—	—	—	1,625
Additional interest (4)	—	—	—	1,394

Effect on earnings from unusual items	1,595	5,417	12,067	(1,109)

Net income excluding unusual items	$24,540	$14,644	$39,760	$10,576

Diluted net income per share excluding unusual items	$0.15	$0.09	$0.26	$0.07

Shares used in calculating diluted net income per share	164,316,237	159,090,390	153,120,122	150,313,734

(1)	During the three months ended December 31, 2005, the company recorded an asset impairment of $2.9 million associated with the write-down of goodwill of our Computer Shopper reporting unit. During the year ended ended December 31, 2005, the company recorded an asset impairment of $10.3 million associated with the write-down of goodwill and tradename of our Computer Shopper reporting unit and a $1.6 million of loss associated with the evaluation of the carrying value of its office building held for sale in Switzerland. During the three months and year ended ended December 31, 2004, the company recorded an asset impairment of $8.9 million associated with the write-down of goodwill and tradename of our Computer Shopper reporting unit.

(2)	The company recognized $1.3 million and $3.5 million of gains on sales of privately held investment during the three months ended December 31, 2005 and 2004, respectively. The company recognized $170,000 losses associated with impairments of private investments, net of gains, during the year ended December 31, 2005. The company recognized a net gain of $14.9 million which consisted of gains of $16.6 million and impairments of $1.7 million on the sale of investments during the year ended December 31, 2004.

(3)	During the year ended December 31, 2004, the company recorded $3.5 million of accelerated depreciation and a related $1.7 million foreign currency gain associated with the evaluation of the carrying value of its office buildings and other fixed assets in Switzerland upon integration of those operations into US Media. The foreign currency gain is included in the “Other” line of the income statement.

(4)	In conjunction with the retirement of the company’s 5% Convertible Subordinated Notes in 2004, the company recorded a $1.6 million prepayment penalty and additional interest expense of $1.4 million. The prepayment penalty is included in the “Other” line of the income statement.

The company believes that this information is useful to investors because these items are infrequent in nature and may affect the comparability of the current quarter and full year results to other quarter and full year results.

Free Cash Flow Reconciliation

(Unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Cash flow from operating activities	$9,770	$1,393	$44,978	$11,123
Capital expenditures	(8,135)	(3,579)	(25,109)	(14,214)

Free cash flow	$1,635	$(2,186)	$19,869	$(3,091)

Free Cash Flow is defined as net cash provided by operating activities less capital expenditures. The company believes that free cash flow provides useful information about the amount of cash generated by the business after the purchase of property and equipment. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, and not as a substitute for, other measures of financial performance prepared in accordance with US GAAP.